Filed pursuant to Rule 424(b)(3)
Registration No. 333-272815

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated October 11, 2023)

Up to 205,652,848 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated October 11, 2023, relating to our Registration Statement on Form S-1 (Registration No. 333-272815) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to  the resale of up to 74,903,789 shares of our common stock, par value $0.001 per share (the “common stock”), and 130,749,059 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On November 9, 2023, the closing price of our common stock was $0.16 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 8 and in Part II, Item 1A of the 2024 First Quarter 10-Q before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2023

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.03    Amendments to the Articles of Incorporation or Bylaws.

On November 9, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to its Certificate of Incorporation, increasing the total number of authorized shares of common stock, par value $0.001 per share, from 1,350,000,000 to 1,750,000,000. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 5.07    Submission of Matters to a Vote of Security Holders.

CytoDyn Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on November 9, 2023. On November 9, 2023, the Inspector of Election issued its final report certifying the final voting results for the Annual Meeting, which were as follows:

1.Election of Directors.

Nominee	For	Withheld	Broker Non-Votes
Tanya Durkee Urbach	338,738,111	36,531,676	175,152,701
Stephen M. Simes	343,574,264	31,695,523	175,152,701
Ryan M. Dunlap	343,231,340	32,038,447	175,152,701
Lishomwa C. Ndhlovu, M.D., Ph.D.	342,240,886	33,028,901	175,152,701
Karen J. Brunke, Ph.D.	343,228,818	32,040,969	175,152,701

The stockholders elected each of the Company’s director nominees to serve until the Company’s 2024 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.Advisory vote on compensation of named executive officers.

For	Against	Abstentions	Broker Non-Votes
297,528,035	63,576,401	14,165,351	175,152,701

The stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

3.Vote to amend the Company’s certificate of incorporation to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares.

For	Against	Abstentions
504,658,717	42,575,745	3,188,026

The stockholders approved an amendment to the Company’s certificate of incorporation to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares.

Item 9.01    Financial Statement and Exhibits.

(d) The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of CytoDyn Inc. dated November 9, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: November 9, 2023	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer and Interim President

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was originally incorporated under the name Point NewCo Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 27, 2018 (as amended, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph under Article IV and replacing such paragraph with the following paragraph:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Seven Hundred Fifty-Five Million (1,755,000,000), of which (i) One Billion Seven Hundred Fifty Million (1,750,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Interim President and Chief Financial Officer on this 9th day of November, 2023.

CYTODYN INC.

By:	/s/ Antonio Migliarese
Name:	Antonio Migliarese